GOLDEN TELECOM LETTERHEAD

July 21, 2005

Mr. Alexander Vinogradov
President and Chief Executive Officer
Golden Telecom, Inc.

Re: Restricted Stock Award

We are pleased to confirm that Golden Telecom, Inc. (“GTI”) is granting you further bonus awards under GTI’s Incentive Bonus Program (the “Program”) which is administered under the 1999 Equity Participation Plan (the “Plan”). Your continued participation in the program is an acknowledgement of your past and future contributions to the success of GTI and its subsidiary companies.

The Program is designed to allow you to share in the success of GTI through a bonus pool, the size of which is dependent upon the price of GTI’s common stock as quoted on the NASDAQ. Under the Program, you will be allocated 6,500 Units in the bonus pool. The subsequent value of the Units will be equal to the price of GTI common stock on the date you elect to collect your bonus. Your rights to collect the bonus will accrue over a two year period, as explained below. After such time as your rights to bonus accrue, you may elect to collect your bonus payments in whole in part, in accordance with GTI’s policies on insider trading. You may wish to establish a 10b5-1 plan, as you did with your earlier bonus units.

The Program is administered by the Compensation Committee (the “Administer”) of GTI’s Board of Directors.

The following terms are applicable to the accrual of your rights to the value of the Units:

(i)	Subject to sections (ii),(iii), (iv) and (v), your rights to one third of the total number of Units allocated to you shall accrue and be available for distribution to you, should you elect to collect the bonus at such time, on August 1, 2005. Every month thereafter, 1/36th of the total number of Units initially allocated to you shall be available for distribution on the 1st day of each month, provided that your Termination of Employment (as defined below) shall not have occurred as of the 1st day of a month. As such, within two years from August 1, 2005, the total number of Units allocated to you under this letter shall accrue to you and be available for distribution, subject to applicable securities laws.

(ii)	Notwithstanding section (i) above, no Units shall become vested following your Termination of Employment. For the purposes of the Program, Termination of Employment” shall mean the time when the employment relationship between you and GTI or any subsidiary is terminated for any reason, with or without cause, including, but not limited to, a termination by resignation, discharge, death, disability or retirement. For the avoidance of doubt, a termination of employment shall occur as the result of the sale of all or a portion of the assets of the Company or a subsidiary under circumstances where you become employed by the purchaser or an affiliate thereof; but excluding terminations:

(1)	where there is a simultaneous reemployment or continuing employment of you by GTI or any subsidiary;

(2)	at the Plan Administrator’s discretion, those that—

(i)	result in a temporary severance of the employee-employer relationship, or

(ii)	are followed by the simultaneous establishment of a consulting relationship between GTI or a subsidiary and you.

(iii)	The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not limited to, all questions of whether a particular leave of absence constitutes a Termination of Employment.

(iv)	Notwithstanding the foregoing, in the event that a Change of Controls of GTI, your rights to all of the Units shall automatically vest. “Change of Control” shall have the meaning supplied by Section 1.8 of the Plan.

(v)	The accrual and distribution of the Bonus and the transfer of any funds in connection therewith shall be subject to any applicable restrictions, including any currency control and tax regulations, imposed by local legislation. Disbursements shall be made by wire transfer to your account in a duly licensed bank domiciled in Russia.

Other terms and conditions of the Program are based on the Plan. The terms of the Program and the manner of its administration is subject to amendment from time to time by the GTI Board of Directors. However, any amendments to the Program adversely affecting you shall not have retroactive effect, unless required by applicable legislation.

Should you have any questions associated with this letter, please do feel free to contact me.

Yours very truly,

Derek A. Bloom
General Counsel, Senior Vice President and Corporate Secretary